Registration No. 333-112555

                             ----------------------

              As Filed With The Securities And Exchange Commission
                               On October 22, 2004

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                   FORM S-1 REGISTRATION STATEMENT ON FORM S-3
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                                  DYNTEK, INC.
        (Exact name of small business issuer as specified in its charter)

          DELAWARE                         7372                  95-4228470
(State or Other Jurisdiction         (Primary Standard        (I.R.S. Employer
     of Incorporation)          Industrial Classification    Identification No.)
                                       Code Number)

                                 Steven J. Ross
                      President And Chief Executive Officer

                                  DynTek, Inc.
                       18881 Von Karman Avenue, Suite 250
                            Irvine, California 92612
                                 (949) 955-0078

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                             ----------------------

                                   Copies To:
                                Peter W. Rothberg
                                Nixon Peabody LLP
                               437 Madison Avenue
                            New York, New York 10022
                            Telephone (212) 940-3106
                            Facsimile (212) 940-3111

 Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined by the selling stockholders.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ______________________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |X| Registration Statement on Form S-1 (File No. 333-112555).

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

      Title of Each                                  Proposed Maximum        Proposed Maximum
   Class of Securities          Amount to be        Offering Price Per      Aggregate Offering        Amount of
     to be Registered            Registered               Share                    Price          Registration Fee
------------------------------------------------------------------------------------------------------------------
Class A Common Stock,
$.0001 par value per
share (the common stock)      8,744,084 (1)()                  (1)(2)                  (1)(2)           $931 (1)

(1) This Registration Statement constitutes a post-effective amendment to Registration Statement File No. 333-112555, declared effective by the Securities and Exchange Commission on April 2, 2004, and on which aggregate filing fees aggregating $931 have previously been paid.

(2)   Pursuant to Rule 416 under the Securities Act of 1933, as amended (the
      Act), in addition, such undeterminable number of shares of common stock as may be issued on exercise of warrants by reason of adjustments in the number of shares of common stock issuable pursuant to anti-dilution provisions contained in the warrants. Such additional common stock, if issued, will be issued for no additional consideration.

      The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

      The information in this prospectus is not complete and may be changed without notice. We and the selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we and the selling shareholder are not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted.

PROSPECTUS

                  Subject To Completion, Dated October 22, 2004

                                8,744,084 SHARES

                                  DYNTEK, INC.

                                  COMMON STOCK

      This prospectus relates to 8,744,084 shares of the Common Stock of DynTek, Inc. (the common stock) that may be offered for resale by certain of our stockholders referred to in this prospectus as selling stockholders, or their transferees, pledges, donees or successors. The selling stockholders may sell the shares at fixed prices, prevailing market prices at the time of sale, varying prices determined at the time of sale or at negotiated prices.

      Certain of the shares of our common stock covered by this prospectus may be issued by us upon the exercise of outstanding warrants to purchase our common stock held by the selling stockholders. We will not receive any of the proceeds from the resale of shares by the selling stockholders, but we may receive proceeds from the selling stockholders when and if they exercise their warrants.

      The 6,501,659 shares of common stock and the 2,242,425 shares of common stock underlying the warrants were issued in private placements pursuant to which the selling stockholders were granted the right to have registered the common stock and the common stock underlying the warrants.

      Our common stock trades on the Nasdaq SmallCap Market under the symbol "DYTK." The last reported sale price for our common stock on October 18, 2004 was $0.56 per share.

      Investment in the common stock offered by this prospectus involves a high degree of risk. You may lose your entire investment. Consider carefully the "risk factors" beginning on page 4 of this prospectus before investing.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is October _, 2004.

                                TABLE OF CONTENTS

                                                                            Page

PROSPECTUS SUMMARY............................................................ 1
THE OFFERING.................................................................. 2
SUMMARY FINANCIAL INFORMATION................................................. 3
RISK FACTORS.................................................................. 3
USE OF PROCEEDS.............................................................. 11
DIVIDEND POLICY.............................................................. 11
SHARES ELIGIBLE FOR RESALE................................................... 11
PLAN OF DISTRIBUTION......................................................... 16
LEGAL MATTERS................................................................ 18
DOCUMENTS INCORPORATED BY REFERENCE.......................................... 18
WHERE YOU CAN FIND ADDITIONAL INFORMATION.................................... 19

                           IMPORTANT NOTICE TO READERS

      You should rely only on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not, and the selling stockholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                  SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

      When used in this prospectus and in our future filings with the Securities and Exchange Commission, the words or phrases "will likely result," "we expect," "will continue," "is anticipated," "estimated," "project," or "outlook" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. We wish to caution readers not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Such risks and uncertainties include, among others, success in reaching target markets for services and products in a highly competitive market and the ability to attract future customers, the size and timing of additional significant orders and their fulfillment, the success of our business emphasis, the ability to finance and sustain operations, including the ability either to maintain and extend the Textron Financial Corporation credit agreement when it becomes due or to replace it with alternative financing, the ability to raise equity capital in the future despite historical losses from operations, the ability to fulfill our obligations to third parties, the size and timing of additional significant orders and their fulfillment, the ability to turn contract backlog into revenue and net income, the continuing desire of state and local governments to outsource to private contractors and our ability to obtain extensions of the remaining profitable contracts of certain of our subsidiaries at their maturity, the performance of governmental services, the ability to develop and upgrade our technology, and the continuation of general economic and business conditions that are conducive to governmental outsourcing of service performance. We have no obligation to publicly release the results of any revisions, which may be made to any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of such statements.

                               PROSPECTUS SUMMARY

      This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the more detailed information regarding our company, the risks of purchasing our common stock discussed under "Risk Factors," and our financial statements and the accompanying notes.

DynTek, Inc.

      DynTek, Inc. is a professional services firm specializing in information technology (IT) solutions and business process outsource services for state and local government agencies. We operate our business through our active subsidiary, DynTek Services, Inc. Depending upon the context, the term DynTek, or "we," refers to either DynTek alone, or DynTek and its subsidiary.

      We provide information technology support services and enabling technologies, as well as related products, to state and local government customers which are used to increase efficiency in operations and improve access to government functions. Our comprehensive information technology services include security consulting, infrastructure planning and deployment, information technology application development, legacy systems integration, information technology system support, and business process outsourcing services for state and local government agencies.

      The following wholly owned subsidiaries of DynTek are inactive: Physicians Support Services, Inc., a California corporation; Clinishare Diabetes Centers, Inc. d/b/a SugarFree Centers, Inc., a California corporation; USC-Michigan, Inc., a Michigan corporation; PCS, Inc.-West, a Michigan Corporation; TekInsight e-Government Services, Inc., a Delaware corporation; TekInsight Research, Inc., a New York corporation; and BugSolver.com, Inc., a Delaware corporation.

Industry Overview

      Government agencies are under continuing pressure to improve data management and information technology services. This requirement is driven by the broadening impact of the Internet, the increasing need for real-time information, regulatory changes, and the speed and complexity of technology and operating system advancements. According to the Gartner Group, Inc. "Trends in U.S. State and Local Governments Market Trends" report, published in March 2002, state and local government information technology, or IT, spending is forecast to increase over the next four years at a rate of 8 percent annually from approximately $44 billion in 2000, to reach over $56 billion by 2005.

      Fiscal and service delivery pressures have led state and local governments increasingly to seek non-governmental business partners who can assume and ensure the delivery of high quality services at less cost and greater quality than traditional government service offerings. State and local government agencies are also finding that certain business processes can be better operated and managed by private sector companies. We believe that this reliance will continue to intensify in many government agencies due to the difficulties faced in recruiting and retaining highly skilled professionals in a labor market that, despite current national unemployment rates, is competitive for persons with specialized information technology expertise.

      We believe that the markets we serve increasingly require a comprehensive business solution from service providers, grounded in specific and relevant business knowledge and proven experience, rather than simply the provision of limited or generic services. We typically engage in large-scale systems development projects involving full-service solutions that combine hardware, legacy systems integration, systems engineering and systems support operations, and high-end consulting, where appropriate. We integrate services with the right products to provide efficient and low-cost business processes.

                                  THE OFFERING

Securities offered by
  selling stockholders......  Up to 8,744,084 shares of common stock, of which
                              6,501,659 were issued and outstanding and 2,242,425 which underlie the warrants may be offered and sold by the selling stockholders. These shares were issued to the selling stockholders in recent private placements or may be issued to the selling stockholders upon exercise of warrants issued in connection with those private placements.

Use of Proceeds.............  We will not receive any proceeds from the sale of shares by the selling stockholders. We may receive proceeds from the issuance of shares upon the exercise of the warrants. We expect any such proceeds to be used for working capital and for other general corporate purposes.


Risk Factors................  An investment in our common stock involves a high degree of risk and could result in a loss of your entire investment.

Nasdaq SmallCap
  Market Symbol.............  DYTK

Executive Offices

      Our executive offices are located at 18881 Von Karman Ave., Suite 250, Irvine, California 92612. Our telephone number is (949) 955-0078, and our website is www.dyntek.com. The information on our website is not part of this prospectus.

Transfer Agent

      The transfer agent for our common stock is American Stock Transfer & Trust Company, 59 Maiden Lane, New York, NY 10038 (Tel No. 800-937-5449).

                          SUMMARY FINANCIAL INFORMATION

      The following summary financial information as of and for the years ended June 30, 2004, 2003 and 2002 for DynTek and its Subsidiaries on a consolidated basis has been derived from the audited consolidated financial statements of DynTek. The audited consolidated financial statements of DynTek have been incorporated by reference, and the following summary financial information should be read in conjunction with those financial statements.

                        (in thousands, except share data)

                                          For the Fiscal Year Ended June 30,
-----------------------------------    ----------------------------------------
Continuing Operations Data:               2004           2003           2002
-----------------------------------    ----------     ----------     ----------
  Revenue .........................        49,947         52,647         60,077
  Gross Profit ....................         8,936          9,559         11,488
  General & administrative
    expenses ......................         5,050          3,759          5,279
  Total operating expenses ........        26,760         14,531         20,458
  Net income/(loss) ...............       (18,935)        (4,203)       (12,379)
  Net income(loss) per share ......          (.40)          (.12)          (.43)
  Weighted average shares
    outstanding ...................    47,301,707     36,639,261     29,103,092

                        (in thousands, except share data)

                                                             As of June 30,
-----------------------------------------------         ------------------------
Balance Sheet Data:                                       2004            2003
-----------------------------------------------         --------       ---------
  Current assets ..............................          16,875          10,914
  Total assets ................................          45,649          53,127
  Current liabilities .........................          16,450          22,187
  Long-term liabilities .......................           3,596           5,317
  Stockholder' equity .........................          25,603          25,623
  Working capital (deficiency) ................             425         (11,273)

                                  RISK FACTORS

      Please consider the following risks and uncertainties together with the other information presented in this prospectus, and including any information incorporated herein by reference, before investing in our common stock. The trading price of our common stock could decline due to any of the following risks, and you might lose all or part of your investment. The risks and uncertainties we have described are not the only ones our company faces. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business. There are also a number of risks related to our business that are continuously disclosed in our Securities and Exchange Commission filings, which are incorporated in this prospectus by reference. Please read them all carefully.

                          Risks Related to Our Business

We may need to obtain additional financing.

      We have had recurring losses from continuing operations and negative cash flows from operations. Such losses have been funded primarily from cash received from the sales of our stock and from debt financings, as well as cash received from the sale of discontinued operations. We have implemented and will continue to implement cost reductions designed to minimize such losses. However, if our existing cash balances are not sufficient to meet our liquidity needs, support our future expansion needs and achieve our strategic goals, we may require additional funds. Funds raised through equity financing would likely result in dilution to our existing shareholders and funds raised through debt financing may result in the imposition of restrictive covenants. If adequate funds are not available on acceptable terms, we may be required to divest certain contracts or other assets that are not central to our business strategy. We will continue to pursue a number of initiatives intended to minimize our losses in the event that gross margins from sales do not occur as planned, however, we cannot assure you that we will not require additional working capital for our operations.

We have a dependence on contracts with government agencies, which, if terminated or reduced, would have a material adverse effect on our company.

      The majority of our revenues are derived from sales to government agencies. Such government agencies may be subject to budget cuts or budgetary constraints or a reduction or discontinuation of funding. A significant reduction in funds available for government agencies to purchase professional services and related products would have a material adverse effect on our business, financial condition and results of operations.

We may not be able to attract and retain professional staff necessary for existing and future projects.

      Our success depends in large part upon our ability to attract, retain, train, manage and motivate skilled employees, particularly project managers and other senior technical personnel. Despite current high unemployment rates, there is significant competition for employees with the skills required to perform the services we offer. In particular, qualified project managers and senior technical and professional staff are in great demand and competition for such persons is likely to increase. If we are unable to attract, retain and train skilled employees, it could impair our ability to adequately manage and staff our existing projects and to bid for or obtain new projects, which would have a material adverse effect on our business, financial condition and results of operations. In addition, the failure of our employees to achieve expected levels of performance could adversely affect our business. There can be no assurance that a sufficient number of skilled employees will continue to be available, or that we will be successful in training, retaining and motivating current or future employees.

We may not be able to compete successfully in the information technology and consulting services markets.

      The information technology products and related services markets are highly competitive and are served by numerous international, national and local firms. There can be no assurance that we will be able to compete effectively in these markets. Market participants include systems consulting and integration firms, including national accounting firms and related entities, the internal information systems groups of our prospective clients, professional services companies, hardware and application software vendors, and divisions of both large integrated technology companies and outsourcing companies. Many of these competitors have significantly greater financial, technical and marketing resources, generate greater revenues and have greater name recognition than we do. In addition, there are relatively low barriers to entry into the IT products and related services markets, and we have faced, and expect to continue to face, additional competition from new entrants into the IT products and related services markets.

We may not be able to identify, acquire or integrate new businesses, which could adversely impact our business.

      A component of our business strategy is to expand our presence in new or existing markets by acquiring additional businesses. There can be no assurance that we will be able to identify, acquire or profitably manage additional businesses or integrate successfully any acquired businesses without substantial expense, delay or other operational or financial problems. Acquisitions involve a number of special risks, including the diversion of management's attention, failure to retain key personnel, increased general and administrative expenses, client dissatisfaction or performance problems with an acquired firm, assumption of unknown liabilities, and other unanticipated events or circumstances. Any of these risks could have a material adverse effect on our business, financial condition and results of operations.

We anticipate that our revenue and operating results will fluctuate, which could adversely affect the price of our common stock.

      Our operating results have fluctuated and will fluctuate in the future as a result of many factors, including:

            o     general economic conditions and weakness in IT spending;

            o the loss or consolidation of one or more of our significant suppliers or customers;

            o market acceptance and product life of the products we distribute;

            o competitive conditions in our industry, which may impact our margins;

            o     pricing, margin and other terms with our suppliers; and

            o     changes in our costs and operating expenses.

      Although we attempt to control our expense levels, these levels are based, in part, on anticipated revenue. Therefore, we may not be able to control spending in a timely manner to compensate for any unexpected revenue shortfall. We depend on a small number of vendors to supply the IT products that we sell and the loss of, or a material change in, our business relationship with a major supplier could adversely affect our business, financial position and operating results.

Our future success is highly dependent on our relationships with a small number of manufacturers and distributors.

      Product sales are dependent on our ability to maintain reseller status with several major technology manufacturers including Hewlett Packard, McAfee, Cisco and Novell. We are also high dependant on distributors such as Ingram Micro, GE Access, and Tech Data for the manufactured products. Although, we are currently an authorized reseller of various products the loss of authorization could have an adverse material effect on our product sales and results of operations. We rely upon the manufacturers and distributors supply of products to fulfill customer orders on a timely basis, and any supply shortages or delays could cause us to be unable to fulfill orders on a timely basis, which, in turn could harm our business, financial position and operating results. Our ability to obtain particular products in the required quantities and to fulfill customer orders on a timely basis is critical to our success. In most cases, we have no guaranteed price or delivery agreements with our third-party suppliers. We occasionally experience a supply shortage of certain products as a result of strong demand or problems experienced by our third-party suppliers. If shortages or delays persist, the price of those products may increase, or the products may not be available at all. In addition, our third-party suppliers may decide to distribute, or to substantially increase their existing distribution business, through other distributors, their own dealer networks, or directly to our customers. Accordingly, if we are not able to secure and maintain an adequate supply of products to fulfill our customer orders on a timely basis, our business, financial position and operating results may be adversely affected.

Our Revenue and Operating Results may Fluctuate in the Future.

      Our operating results have fluctuated and will fluctuate in the future as a result of many factors, including; general economic conditions and weakness in IT spending; the loss or consolidation of one or more of our significant suppliers or customers; market acceptance and product life of the products we distribute; competitive conditions in our industry which may impact our margins; pricing, margin and other terms with our supplies; and changes in our costs and operating expenses. Although we attempt to control our expense levels, these levels are based in part, on anticipated revenue. Therefore, we may not be able to control spending in a timely manner to compensate for any unexpected revenue shortfall.

We may Be Involved in Future Litigation.

      We are from time to time involved in litigation in the ordinary course of business. We may not be successful in defending these or other claims. Regardless of the outcome, litigation can result in substantial expense and could divert the efforts of our management.

Our gross margins are low, which magnifies the impact of variations in revenue, operating costs, bad debts and interest expense on our operating results.

      As a result of intense price competition in the IT products industry, our gross margins are low, and we expect them to continue to be low in the future. Increased competition arising from industry consolidation and low demand for certain IT products may hinder our ability to maintain or improve our gross margins. These low gross margins magnify the impact of variations in revenue, operating costs, bad debts and interest expense on our operating results. A portion of our operating expenses is relatively fixed, and planned expenditures are based in part on anticipated orders that are forecasted with limited visibility of future demand. As a result, we may not be able to reduce our operating expenses as a percentage of revenue to mitigate any further reductions in gross margins in the future. If we cannot proportionately decrease our cost structure in response to competitive price pressures, our business and operating results could suffer.

      We receive purchase discounts and rebates from third-party suppliers based on various factors, including sales or purchase volume and breadth of customers. A decrease in net sales could negatively affect the level of volume rebates received from our third-party suppliers and thus, our gross margins. A decrease or elimination of purchase discounts and rebates from our third-party suppliers could adversely affect our business and operating results.

      We rely upon third-party vendors for the provision of a significant portion of the IT services that we provide to our customers. The deterioration of our relationship with a major third-party service provider could have an adverse impact on our business.

      Our professional workforce is partially comprised of individuals under contract from third-party professional staffing firms. We currently employ approximately 90 professionals from such firms for the provision of services to our customers, representing approximately 60 percent of our total professional services workforce. If professional staff that we are utilizing become unavailable from a significant vendor, we would be required to find alternative sources of such professional staffing services. Interruptions in services provided to our customers could have an adverse impact on our business.

We depend on third-party suppliers to maintain an adequate supply of products to fulfill customer orders on a timely basis, and any supply shortages or delays could cause us to be unable to fulfill orders on a timely basis, which, in turn, could harm our business, financial position and operating results.

      Our ability to obtain particular products in the required quantities and to fulfill customer orders on a timely basis is critical to our success. In most cases, we have no guaranteed price or delivery agreements with our third-party suppliers. We occasionally experience a supply shortage of certain products as a result of strong demand or problems experienced by our third-party suppliers. If shortages or delays persist, the price of those products may increase, or the products may not be available at all. In addition, our third-party suppliers may decide to distribute, or to substantially increase their existing distribution business, through other distributors, their own dealer networks, or directly to our customers. Accordingly, if we are not able to secure and maintain an adequate supply of products to fulfill our customer orders on a timely basis, our business, financial position and operating results may be adversely affected.

We rely upon a limited number of significant personnel.

      Our success depends in large part upon the continued services of a number of significant employees. Although we have entered into employment agreements with certain significant employees, these employees and other significant employees who have not entered into employment agreements may terminate their employment at any time. The loss of the services of any significant employee could have a material adverse effect on our business. In addition, if one or more of our significant employees resigns to join a competitor or to form a competing company, the loss of such personnel and any resulting loss of existing or potential clients to any such competitor could have a material adverse effect on our business, financial condition and results of operations.

We may become involved in intellectual property or other disputes that could cause us to incur substantial costs, divert the efforts of our management, require us to pay substantial damages or require us to obtain a license, which may not be available on commercially reasonable terms, if at all.

      We may from time to time receive notifications alleging infringements of intellectual property rights allegedly held by others relating to our business or the products we sell or resell. Litigation with respect to patents or other intellectual property matters could result in substantial costs and diversion of management and other resources and could have an adverse effect on our business. Although we generally have various levels of indemnification protection from our suppliers, in many cases any indemnification to which we may be entitled is subject to maximum limits or other restrictions. If any infringement claim is successful against us and if indemnification is not available or sufficient, we may be required to pay substantial damages or we may need to seek and obtain a license of the other party's intellectual property rights. We may be unable to obtain such a license on commercially reasonable terms, if at all.

      We are from time to time involved in other litigation in the ordinary course of business. We may not be successful in defending these or other claims. Regardless of the outcome, litigation can result in substantial expense and could divert the efforts of our management.

The intellectual technology industry is subject to rapidly changing technologies and process developments, and we may not be able to adequately adjust our business to these changes, which, in turn, would harm our business and operating results.

      Dynamic changes in the intellectual technology industry have resulted in new and increased responsibilities for management personnel and have placed, and continue to place, a significant strain upon our management, operating and financial systems and other resources. We may be unable to successfully respond to and manage our business in light of industry developments and trends. Also crucial to our success in managing our operations will be our ability to achieve additional economies of scale. Our failure to achieve these additional economies of scale or to respond to changes in the intellectual technology industry could adversely affect our business and operating results.

                          Risks Related to Our Offering

Significant fluctuations in the market price of our common stock could result in securities class action claims against us, which could seriously harm our business.

      Securities class action claims have been brought against companies in the past where volatility in the market price of that company's securities has taken place. This kind of litigation could be very costly and divert our management's attention and resources, and any adverse determination in this litigation could also subject us to significant liabilities, any or all of which could adversely affect our business and operating results.

You may suffer dilution in your ownership of our shares from the exercise or conversion of options, warrants, and convertible securities issued to other persons.

      There are outstanding options, warrants, and convertible securities to acquire shares of our common stock and we may grant additional rights in the future. If any of the outstanding options, warrants, or convertible securities are exercised or converted, your percentage ownership in the common stock will be reduced. So long as these options, warrants, and convertible securities are exercisable, the holders will have the opportunity to profit from a rise in the price of our common stock. The existence of such options, warrants, and convertible securities may adversely affect the terms on which we can obtain additional financing. The holders of such options, warrants, and convertible securities can be expected to exercise them at a time when we would probably be able to obtain additional capital by an offering of our common stock at a price higher than the exercise price of these outstanding options, warrants, and convertible securities.

      If we or our existing stockholders sell additional shares of our common stock after this offering, the market price of our common stock could decline. The market price of our common stock could decline as a result of sales of a large number of shares of common stock in the market after this offering, or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. A limited public market for our common stock may impair your liquidity and/or return on investment.

      There is currently a limited trading market for our shares of common stock, and there can be no assurance that a more substantial market will ever develop or be maintained. Any market price for shares of our common stock is likely to be very volatile, and numerous factors beyond our control may have a significant adverse effect. In addition, the stock markets generally have experienced, and continue to experience, extreme price and volume fluctuations which have affected the market price of many small capital companies and which have often been unrelated to the operating performance of these companies. The price for our common stock and the volume of shares traded fluctuate. Consequently, persons who invest in our common stock may not be able to use their shares as collateral for loans and may not be able to liquidate at a suitable price in the event of an emergency. In addition, holders may not be able to resell their shares, or may not be able to sell their shares at or above the price they paid for them.

We do not anticipate that we will pay cash dividends on our common stock.

      We have never declared or paid any cash dividends on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future.

Our governing document and applicable laws discourage takeover attempts even if doing so might be beneficial to our stockholders.

      Our governing documents and applicable laws include provisions that may discourage a takeover attempt. Provisions contained in our certificate of incorporation and by-laws, including the following provisions, and Delaware law, could make it difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders:

            o the ability of our board of directors to issue preferred stock without a stockholder vote.

Certain of our shares are eligible for future sales and may affect the price of our common stock.

      Sales of unrestricted securities may also have an adverse effect on any market that may develop in our common stock. Under Rules 144, 144(d) and 701 of the Securities Act of 1933, if certain conditions are satisfied, a limited number of these shares, up to 1% of the total of our issued and outstanding shares, could be sold during any three month period. In addition, for restricted shares held for more than two years, a stockholder who is not our affiliate and who has not been our affiliate for 90 days prior to the sale, may resell these shares pursuant to Rule 144(k) without compliance with many of the conditions under Rule 144. Once these shares enter the market, their sale may have a depressive effect on the market price of our stock.

We cannot assure you of the continued listing of our securities on the Nasdaq SmallCap Market and other securities exchanges and associations.

      Our common stock is currently listed on The Nasdaq SmallCap Market under the symbol "DYTK." For continued inclusion on The Nasdaq SmallCap Market, we must maintain, among other requirements, a minimum bid price of $1.00 per share. The last closing sale price of our common stock on October 18, 2004 was $0.56. On July 22, 2004, we received a notice from Nasdaq stating that our common stock had closed below the minimum $1.00 per share requirement for 30 consecutive days. We have until January 18, 2005 to regain compliance. If we are not in compliance by January 18, 2005, we may continue to be listed on the Nasdaq SmallCap Market for an additional 180 days if we meet the initial listing criteria for the Nasdaq SmallCap Market at that time. In the event that we fail to satisfy the listing standards on a continuous basis, our common stock may be removed from listing on The Nasdaq SmallCap Market. If our common stock were delisted from The Nasdaq SmallCap Market, trading of our common stock, if any, could be conducted in the over-the-counter market in the so-called "pink sheets" or, if available, the National Association of Securities Dealer's "Electronic Bulletin

Board." We cannot guarantee listing for trading on any other trading medium following a delisting from The Nasdaq SmallCap Market. In addition, delisting from Nasdaq may subject our common stock to so-called "penny stock" rules. These rules impose additional sales practice and market making requirements on broker-dealers who sell and/or make a market in such securities. Consequently, broker-dealers may be less willing or able to sell and/or make a market in our common stock. Additionally, an investor would find it more difficult to dispose of, or to obtain accurate quotations for the price of, our common stock. As a result of a delisting, it may become more difficult for us to raise funds through the sale of our securities.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale by the selling stockholders of shares in this offering. We may receive proceeds from the issuance of shares upon the exercise of the warrants by the selling stockholders pursuant to their warrants. We expect to use such proceeds for working capital and for other general corporate purposes.

                                 DIVIDEND POLICY

      We have never paid or declared any cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

                           SHARES ELIGIBLE FOR RESALE

      Future sales of a substantial number of shares of our common stock in the public market could adversely affect market prices prevailing from time to time. Under the terms of this offering, the shares of common stock offered may be resold without restriction or further registration under the Securities Act of 1933, except that any shares purchased by our "affiliates," as that term is defined under the Securities Act, may generally only be sold in compliance with Rule 144 under the Securities Act.

Sale of Restricted Shares

      Certain shares of our outstanding common stock were issued and sold by us in private transactions in reliance upon exemptions from registration under the Securities Act and have not been registered for resale. Additional shares may be issued pursuant to outstanding warrants and options. Such shares may be sold only pursuant to an effective registration statement filed by us or an applicable exemption, including the exemption contained in Rule 144 promulgated under the Securities Act.

      In general, under Rule 144 as currently in effect, a stockholder, including one of our affiliates, may sell shares of common stock after at least one year has elapsed since such shares were acquired from us or our affiliate. The number of shares of common stock which may be sold within any three-month period is limited to the greater of (i) one percent of our then outstanding common stock or (ii) the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale was filed under

Rule 144. Certain other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a stockholder who is not our affiliate, who has not been our affiliate for 90 days prior to the sale, and who has beneficially owned shares acquired from us or our affiliate for over two years may resell the shares of common stock without compliance with many of the foregoing requirements under Rule 144.

                              SELLING STOCKHOLDERS

      All of the offered shares are to be sold by persons who are existing security holders of DynTek. The selling stockholders acquired their shares and warrants in private placements occurring in June and July 2003, in a private placement completed on December 9, 2003, and in a private placement completed in January 2004. In connection with the December 2003 offering of our common stock and warrants, we delivered to designees of Rockwood, the placement agent for the offering, warrants to purchase up to 500,000 shares of our common stock and a cash payment of $188,950 in consideration for its services. For purposes of this prospectus, we have assumed that the number of shares issuable upon exercise of warrants, and available for resale hereunder, is subject to adjustment in connection with the occurrence of a stock split, stock dividend, or similar transaction resulting in an adjustment in the number of shares subject to warrants.

      Pursuant to securities purchase agreements and registration rights agreements with each of the selling stockholders, we filed a registration statement, of which this prospectus forms a part, in order to permit those stockholders to resell to the public the shares of common stock that they purchased pursuant to those agreements and that they acquire upon any exercise of warrants acquired in the same transactions.

      Pursuant to piggyback registration rights granted to Rockwood, Inc., the placement agent for the December 2003 private placement, Rockwood's assignees of its compensation warrants Duncan Capital LLC, David Fuchs, Robert MacGregor and Bradford E. Monks, shall also be considered selling stockholders for the purposes of this prospectus and the registration statement filed as a part of this prospectus in order to permit Duncan Capital and each of Messrs. Fuchs, MacGregor and Monks to resell to the public the shares of common stock they may acquire upon any exercise of the warrants to purchase common shares they received as compensation for the private placement from Rockwood.

      The selling stockholders may sell up to 8,744,084 shares of our common stock pursuant to this prospectus.

      The table that follows sets forth as of March 25, 2004:

            o     the name of each selling stockholders;

            o certain beneficial ownership information with respect to the selling stockholders;

            o the number of shares that may be sold from time to time by each selling stockholder pursuant to this prospectus; and

            o the amount (and, if one percent or more, the percentage) of common shares to be owned by each selling stockholder if all offered shares are sold.

      Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to securities. Common shares that are issuable upon the exercise of outstanding options, warrants or other purchase rights, to the extent exercisable within 60 days of March 1, 2004, are treated as outstanding for purposes of computing each selling stockholder's percentage ownership of outstanding common shares.

                                                            Prior to Offering                                 After Offering(1)
                                                        -------------------------                       ----------------------------
                                                                                         Shares
Name                                                     Shares       Percent (2)        Offered         Shares          Percent (2)
------------------------------------------              ---------     -----------       --------        --------         -----------
Adkins, M. Douglas (3)                                   771,600          1.7%           284,091         487,509             1.0%
Alpha Capital AG (4)                                     681,818          1.4%           681,818           -0-                0%
Boehm, David Phillip                                     100,000           *%            100,000           -0-                0%
Bridges and PIPES, LLC (5)                               681,818          1.4%           681,818           -0-                0%
Bristol Investment Fund, Ltd. (6)                        909,091          1.9%           909,091           -0-                0%
Corsair Capital Partners, LP.(7)                         720,000          1.5%           720,000           -0-                0%
Corsair Long Short International, Ltd. (8)                60,000           *%             60,000           -0-                0%
Curran Management Company Ltd.                           300,000           *%            300,000           -0-                0%
Duncan Capital LLC (9)                                   375,000           *%            375,000           -0-                0%
Fuchs, David                                              25,000           *%             25,000           -0-                0%
Gamma Opportunity Capital Partners LP (10)               681,818          1.4%           681,818           -0-                0%
H.T. Ardinger & Sons, Inc. (11)                         2,838,423         5.6%           728,174        2,110,249            4.2%
Levine, Douglas                                          200,000           *%            200,000           -0-                0%
McGregor, Robert                                          75,000           *%             75,000           -0-                0%
Monks, Bradford E                                         25,000           *%             25,000           -0-                0%
Neptune Partners LP (12)                                 220,000           *%            220,000           -0-                0%
PC PS Plan FBO Brian Weiss                               100,000           *%            100,000           -0-                0%
Purjes, Dan (13)                                         113,637           *%            113,637           -0-                0%
Raskas, Stanley                                          100,000           *%            100,000           -0-                0%
Reichenbaum, Eric                                        200,000           *%            200,000           -0-                0%
RHP Master Fund, Ltd. (14)                               454,546          1.0%           454,546           -0-                0%
Scholl, George                                           100,000           *%            100,000           -0-                0%
Sitt, David                                              100,000           *%            100,000           -0-                0%
Strategic Partners Ltd.                                   50,000           *%             50,000           -0-                0%
Stonestreet LLP (15)                                     681,818          1.4%           681,818           -0-                0%
WEC Partners, LLC (16)                                   150,000           *%            150,000           -0-                0%
Whalehaven Fund Limited (17)                             227,273           *%            227,273           -0-                0%
Wolf, Carl                                               100,000           *%            100,000           -0-                0%
Deania Investment                                        100,000           *%            100,000           -0-                0%
Zoltan, Donald J.                                        205,000           *%            200,000          5,000               *%

*     Represents less than one percent of the outstanding common shares.

(1) Assuming the sale by each selling stockholder of all of the shares offered hereunder by such selling stockholder. There can be no assurance that any of the shares offered hereby will be sold.

(2) The percentages set forth above have been computed assuming the number of common shares outstanding equals the sum of (a) 46,705,793, which is the number of common shares actually outstanding on December 19, 2003, and (b) common shares subject to exercisable warrants and conversion rights held by each selling stockholder, respectively.

(3) Includes 52,500 shares which may be acquired upon conversion of Series A Preferred Stock shares.

(4) The person having sole voting and dispositive power over the shares offered by Alpha Capital AG is Konrad Ackerman, a director of Alpha Capital AG. Mr. Ackerman disclaims beneficial ownership of the shares held by Alpha Capital AG

(5) The managing member of Bridges & Pipes, LLC is David Fuchs. Mr. Fuchs has sole voting and dispositive power over the shares offered by Bridges & Pipes, LLC. Mr. Fuchs disclaims beneficial ownership of the shares held by Bridges & Pipes, LLC.

(6) The person having sole voting and dispositive power over the shares offered by Bristol Investment Fund, Ltd. is Paul Kessler. Mr. Kessler disclaims beneficial ownership of the shares held by Bristol Investment Fund, Ltd.

(7) Corsair Capital Advisors, LLC is the general partner to Corsair Capital Partners, LP, with the power to vote and dispose of the shares offered by Corsair Capital Partners, LP. As such, Corsair Capital Advisors, LLC may be deemed to be the beneficial owner of the shares offered. Jay Petschek and Steven Major are the managing members of Corsair Capital Advisors, LLC, each possessing the power to act on its behalf. Corsair Capital Advisors, LLC and Messrs Petschek and Major each disclaim beneficial ownership of the shares held Corsair Capital Partners, LP.

(8) Corsair Long Short Advisors, LLC is the general partner to Corsair Long Short International, Ltd., with the power to vote and dispose of the shares offered by Corsair Long Short International, Ltd. As such, Corsair Long Short Advisors, LLC may be deemed to be the beneficial owner of the shares offered. Jay Petschek and Steven Major are the managing members of Corsair Long Short Advisors, LLC, each possessing the power to act on its behalf. Corsair Long Short Advisors, LLC and Messrs Petschek and Major each disclaim beneficial ownership of the shares held Corsair Long Short International, Ltd.

(9) Michael Crow and Dan Purjes are the managing members of Duncan Capital LLC, with voting and dispositive power over the shares offered by Duncan Capital LLC. Messrs. Crow and Purjes disclaim beneficial ownership of the shares held by Duncan Capital LLC.

(10) Gamma Capital Advisors, Ltd. is the general partner to Gamma Opportunity Capital Partners, LP, with the power to vote and dispose of the shares offered by Gamma

      Opportunity Capital Partners, LP. As such, Gamma Capital Advisors, Ltd. may be deemed to be the beneficial owner of the shares offered. Christopher Rossman and Jonathan P. Knight, PhD. are the directors of Gamma Capital Advisors, Ltd., each possessing the power to act on its behalf. Gamma Capital Advisors, Ltd. and Messrs Rossman and Knight each disclaim beneficial ownership of the shares held by Gamma Opportunity Capital Partners, LP.

(11) The person having sole voting and dispositive power over the shares owned by H.T. Ardinger & Sons, Inc. is H.T. Ardinger. Mr. Ardinger disclaims beneficial ownership of the shares held by H. T. Ardinger and Sons, Inc. The number of shares stated for H.T. Ardinger & Sons, Inc., beneficial ownership includes 1,355,308 shares which may be acquired upon the exercise of warrants, 15,750 shares which may be acquired upon conversion of Series A Preferred Stock shares. Does not include 1,140,310 shares held by the Ardinger Family Trust, over which shares Mr. Ardinger has sole voting and dispositive power but not beneficial ownership.

(12) Major Capital Management, LLC is the general partner to Neptune Partners, L.P., with the power to vote and dispose of the shares offered by Neptune Partners, L.P. As such, Major Capital Management, LLC may be deemed to be the beneficial owner of the shares offered. Steven Major is the managing members of Major Capital Management, LLC, each possessing the power to act on its behalf. Major Capital Management, LLC and Mr. Major disclaim beneficial ownership of the shares held Neptune Partners, L.P.

(13)  Dan Purjes is also a beneficial owner of Duncan Capital LLC.

(14) RHP Master Fund, Ltd. is a party to an investment management agreement with Rock Hill Investment Management, L.P., a limited partnership of which the general partner is RHP General Partner, LLC. Pursuant to such agreement, Rock Hill Investment Management directs the voting and disposition of shares owned by RHP Master Fund, Ltd. Wayne Bloch, Gary Kaminsky and Peter Lockhart own all of the interests in RHP General Partner, LLC. The aforementioned entities and individuals disclaim beneficial ownership of the shares held by RHP Master Fund, Ltd.

(15) Stonestreet Corporation is the general partner of Stonestreet LP. Michael Finkelstein and Elizabeth Leonard are the stockholders in Stonestreet Corporation and have sole voting and dispositive power over the shares offered by Stonestreet LP. Mr. Finkelstein and Ms. Leonard disclaim beneficial ownership of shares held by Stonestreet LP.

(16) The persons having sole voting and dispositive power over the shares offered by WEC Partners, LLC are Ethan Benovitz, Daniel Saks, and Jaime Hartman. Messrs. Benovitz, Saks, and Hartman disclaim beneficial ownership of the shares held by WEC Partners, LLC.

(17) The persons having sole voting and dispositive power over the shares offered by Whalehaven Fund Limited are Michael Finkelstein and Eric Weisblum. Messrs. Finkelstein and Weisblum disclaim beneficial ownership of the shares held by Whalehaven Fund Limited.

      The shares beneficially owned by the selling stockholders as a group include shares of common stock issuable by us upon the exercise of warrants held by the selling stockholders, all of which are offered pursuant to this prospectus.

      We believe that voting and investment power with respect to shares shown as beneficially owned by selling stockholders that are entities resides with the individuals identified in the preceding table. There can be no assurance that any of the shares offered hereby will be sold.

                              PLAN OF DISTRIBUTION

General

      The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock offered through this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

            o ordinary brokerage transactions and transactions in which the broker/dealer solicits purchasers;

            o block trades in which the broker/dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

            o purchases by a broker/dealer as principal and resale by the broker/dealer for its account;

            o an exchange distribution in accordance with the Rules of the applicable exchange;

            o     privately negotiated transactions;

            o     settlement of short sales;

            o broker/dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

            o     a combination of any such methods of sale; and

            o     any other method permitted pursuant to applicable law.

      The selling stockholders may also sell shares under Rule 144 under the Securities Exchange Act of 1933, as amended (the Act), if available, rather than under this prospectus.

      Broker/dealers engaged by the selling stockholders may arrange for other brokers/dealers to participate in sales. Broker/dealers may receive commissions from the selling stockholders (or, if any broker/dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions to exceed what is customary in the types of transactions involved.

      The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

      The selling stockholders and any broker/dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Act in connection with such sales. In such event, any commissions received by such broker/dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions under the Act. The selling stockholders have informed us that they does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

      We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Act.

      The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales of our common stock and activities of the selling stockholders.

Registration Obligations

      Under the securities purchase agreement and registration rights agreement, as well as investment banking advisory agreement with Rockwood, we have agreed to register the shares for resale by the selling stockholders under the Act and to maintain the effectiveness of that registration until the earliest date on which:

            o all the shares acquired by selling stockholder under the securities purchase agreement have been disposed of pursuant to the registration statement;

            o all shares acquired by selling stockholders under the securities purchase agreement that are then held by selling stockholders may be sold under the provisions of Rule 144 without limitation as to volume, whether pursuant to Rule 144(k) or otherwise; or

            o we have determined that all shares acquired by selling stockholders under the securities purchase agreement that are then held by selling stockholders may be sold without restriction under the Securities Act and we have removed any stop transfer instructions relating to such shares.

      We will pay the costs of registering the shares as contemplated by the subscription agreement, including the expenses of preparing this prospectus and the related registration statement of which it is a part. We estimate that our costs associated with such registration will be approximately $80,000.

                                  LEGAL MATTERS

      The validity of the issuance of the common stock offered hereby will be passed upon for us by Nixon Peabody LLP, New York, New York.

                                     EXPERTS

      Our financial statements as of and for the years ended June 30, 2003 and 2004, incorporated into this prospectus by reference to our 2003 and 2004 Annual Reports on Form 10-K, respectively, have been so incorporated in reliance on the report of Marcum & Kliegman, LLP, an independent registered public accounting firm, given upon the authority of such firm as experts in accounting and auditing. Our financial statements as of and for the year ended June 30, 2002, incorporated into this prospectus by reference to our 2002 Annual Report on Form 10-K have been so incorporated in reliance on the report of Grassi & Co., P.C., an independent registered public accounting firm, given upon the authority of such firm as experts in accounting and auditing.

                       DOCUMENTS INCORPORATED BY REFERENCE

      We are incorporating by reference in this prospectus the following documents that have been filed by us with the Securities and Exchange
Commission:

            1. Annual Report on Form 10-K for the year ended June 30, 2004 (SEC File No. 001-11568).

            2. Amendment No. 1 to Annual Report on Form 10-K for the year ended June 30, 2004 (SEC File No. 001-11568).

Subsequent Filings

      We are also incorporating by reference additional documents that may be filed by us with the Securities and Exchange Commission under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of this offering. These include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and proxy statements, except for information furnished under Item 9 and Item 12 of the Form 8-K, which is not deemed filed and not incorporated by reference herein. Information that we file with the Securities and Exchange Commission will automatically update and may replace information in this prospectus and information previously filed with the Securities and Exchange Commission.

      This prospectus incorporates by reference documents that are not presented or delivered to you with it. You may obtain any of these incorporated documents from us without charge, excluding any exhibits to these documents unless the exhibit is specifically incorporated by reference in such document, by requesting them from us in writing or by telephone at the following address:

                                  DynTek, Inc.
                       18881 Von Karman Avenue, Suite 250
                            Irvine, California 92612
                              Attention: President
                                 (949) 955-0078

      Documents may also be available on our website at www.dyntek.com. Information contained on our website is not a prospectus and does not constitute a part of this prospectus.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

      We currently file quarterly and annual reports with the SEC on Forms 8-K, 10-Q and 10-K. We have filed with the SEC, under the Securities Act of 1933, a registration statement on Form S-3 with respect to the shares being offered in this offering. This prospectus does not contain all of the information set forth in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the SEC. The omitted information may be inspected and copied at the Public Reference Room maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Copies of such materials can be obtained from the public reference section of the SEC at prescribed rates. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit to the registration statement, each statement made in this prospectus relating to such documents being qualified in all respect by such reference.

      For further information with respect to DynTek and the securities being offered hereby, reference is hereby made to the registration statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

      All amounts, except the SEC registration fee, are estimates. None of the expenses will be paid by the selling stockholders.

      SEC Registration Fee .......................................   $    931.00
      Nasdaq SmallCap Market Listing Fee .........................          0.00
      Printing Costs .............................................     15,000.00
      Legal Fees and Expenses ....................................     50,000.00
      Accounting Fees and Expenses ...............................      7,500.00
      Blue Sky Fees and Expenses .................................      5,000.00
      Transfer Agent and Registrar Fees ..........................          0.00
      Miscellaneous ..............................................      1,569.00
      Total ......................................................   $ 80,000.00

Item 15. Indemnification of Directors and Officers

      Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the Securities Act).

      Our Certificate of Incorporation and By-Laws provide for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. Our By-Laws require us to, among other things, indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law. We have purchased an insurance policy that insures both DynTek and its officers and directors against exposure and liability normally insured against under such policies.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16. Exhibits and Financial Statement Schedules

      (a)   Exhibits

      See Exhibit Index immediately following the Signatures.

      (b)   Financial Statement Schedules

      None.

Item 17. Undertakings

      The undersigned registrant hereby undertakes that:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      Provided, however, That paragraphs 1(i) and (1)(ii) of this Item 17 do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 22nd day of October, 2004.

      DynTek, Inc.

      By: /s/ Steven J. Ross
         -----------------------------------------------
         Steven J. Ross
         President, Chief Executive Officer and Chairman

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                  Title                                Date

   /s/ Steven J. Ross      Director, President, Chief           October 22, 2004
-------------------------  Executive Officer, and Chairman
    Steven J. Ross         (Principal Executive Officer)

  /s/ Robert I. Webber     Chief Financial Officer              October 22, 2004
-------------------------  (Principal Financial and
    Robert I. Webber       Accounting Officer)

            *              Director                             October 22, 2004
-------------------------
Brian D. Bookmeier

            *              Director                             October 22, 2004
-------------------------
Michael W. Grieves

            *              Director                             October 22, 2004
-------------------------
Marshall Toplasky

                                              /s/ Stephen J. Ross*
                                      --------------------------------------
                                      Stephen J. Ross, By Power of Attorney
                                      granted in original filing of this
                                      Registration Statement, Registration
                                      No. 33-112555, that was filed with
                                      the Securities and Exchange Commission
                                      on February 6, 2004.

                                  EXHIBIT INDEX

Exhibit
Number     Description of Exhibit

  2.1 Agreement and Plan of Merger, dated as of December 27, 2001, among DynCorp Management Resources, Inc., Newport Acquisition Corp., DynCorp and DynTek, Inc. (19)

  2.2 Stock Option Agreement, dated as of April 25, 2001, between DynTek, Inc. and DynCorp. (3)

  2.3 First Amendment to Agreement and Plan of Reorganization, dated as of July 9, 2001, among DynCorp Management Resources, Inc., Newport Acquisition Corp., DynCorp and DynTek, Inc. (3)

  2.4 Fourth Amendment to Agreement and Plan of Reorganization, dated as of December 27, 2001, DynCorp Management Resources, Inc., Newport Acquisition Corp., DynCorp and DynTek, Inc. (19)

  3(i)      Amended and Restated Charter of DynTek, Inc. (1)(2)(19)(26)

  3(ii)     Amended and Restated By-Laws of DynTek, Inc. (19)

  4.1       Specimen Common Stock Certificate of DynTek, Inc. (4)

  4.2 Specimen of Series A Convertible Preferred Stock Certificate of DynTek, Inc. (2)

  4.3       Specimen of Redeemable Common Stock Purchase Warrant. (6)

  4.4 Form of Warrant Agent Agreement between the Company and American Stock Transfer and Trust Company. (5)

  4.5 Amended Warrant Agreement, dated November 30, 1999, between the Company and American Stock Transfer and Trust Company. (1)

  4.6 Second Amended Warrant Agreement, dated as of November 30, 2000, between DynTek, Inc. and American Stock Transfer & Trust Company.
            (8)

  4.7 Third Amended Warrant Agreement, dated as of April 10, 2001, between DynTek, Inc. and American Stock Transfer & Trust Company. (9) 4.8 Form of Underwriter's Warrant Agreement. (7)

  4.9 1992 Employee Incentive Stock Option Plan, including form of Incentive Stock Option Agreement. (5)

  4.10      Form of Amendment to 1992 Employee Incentive Stock Option Plan. (10)

  4.11      1998 Non-Employee Director Stock Option Plan. (11)

  4.12      2001 Employee Incentive Stock Option Plan. (12)

    5       Opinion of Nixon Peabody LLP (27)

  10.1      Form of 20% Investor Warrant. (21)

  10.2      Form of 30% Investor Warrant. (21)

  10.3 Form of Placement Agent Warrant Agreement between DynTek, Inc. and Rockwood Inc. (21)

  10.4      Form of Series A Warrant (25)

  10.5      Form of Series B Warrant (25)

  10.6      Form of Placement Agent Warrant issued to Duncan Capital LLC (25)

  10.7 Employment Agreement, dated as of August 14, 2000, between DynTek, Inc. and James Linesch. (13)

  10.8 Letter, dated August 15, 2001, from DynTek, Inc. to James Linesch amending the Employment Agreement, dated as of August 14, 2000, between DynTek, Inc. and James Linesch. (14)

  10.9 Letter Agreement, dated November 3, 2000, between DynTek, Inc. and LaborSoft Corporation. (15)

  10.10 Employment Agreement, dated as of December 10, 2001, between DynTek, Inc. and Steven J. Ross. (19)

  10.11 Registration Rights Agreement, dated as of December 27, 2001, between DynTek, Inc. and DynCorp (19)

  10.12 Stock Purchase and Settlement Agreement, dated August 20, 2002, between DynCorp and DynTek, Inc. (20)

  10.13     General Release, dated August 20, 2002, of DynTek, Inc. by DynCorp.
            (20)

  10.14 Form of Settlement Agreement between the Commonwealth of Virginia Department of Medical Assistance and DynTek Services, Inc. (22)

  10.15 Asset Purchase Agreement, effective March 1, 2003, among DynTek Services, Inc. and First Transit, Inc. (16)

  10.16 Factoring Agreement, dated as of July 1, 2003, between Systran Financial Services Corporation, DynTek, Inc. and DynTek Services, Inc. (17)

  10.17 Limited Release and Agreement to Indemnify, dated as of July 3, 2003, executed by DynCorp in favor of DynTek, Inc. (14)

  10.18 Amendment to Employment Agreement, dated October 8, 2003, between James Linesch and DynTek, Inc. (18)

  10.19 Form of Securities Purchase Agreement between DynTek, Inc. and the purchasers listed therein. (21)

  10.20 Form of Registration Rights Agreement between DynTek, Inc. and the purchasers listed therein. (21)

  10.21 Securities Purchase Agreement, dated January 30, 2004, by and between DynTek, Inc. and an institutional investor with respect to the purchase of DynTek's $3,500,000 Secured Convertible Term Note of even date. (23)

  10.22 $3,500,000 Secured Convertible Term Note, dated January 30, 2004, made by DynTek, Inc. in favor of an institutional investor. (23)

  10.23 Form of Common Stock Purchase Warrant, dated January 30, 2004, made by DynTek, Inc. in favor of an institutional investor for 425,000 shares of common stock. (23)

  10.24 Registration Rights Agreement, dated January 30, 2004, by and between DynTek, Inc. and an institutional investor. (23)

  10.25 Security Agreement, dated January 30, 2004, by and between DynTek, Inc. and an institutional investor. (23)

  10.26 Security Agreement, dated January 30, 2004, by and between DynTek Services, Inc. and an institutional investor. (23)

  10.27 Guaranty, dated January 30, 2004, made by DynTek Services, Inc. in favor of an institutional investor. (23)

  10.28 Placement Agent's Agreement, dated as of February 27, 2004, by and between DynTek, Inc. and Network 1 Financial Securities, Inc. with respect to the offering of up to 150 Units of securities consisting of shares of common stock and warrants (the "Network 1 Offering").
            (24)

  10.29 Form of Subscription Agreement with investors in the Network 1 Offering. (24)

  10.30 Form of Registration Rights Agreement with investors in the Network 1 Offering. (24)

  10.31     Form of Warrant issuable to investors in the Network 1 Offering.
            (24)

  10.32 Form of Placement Warrant issuable to Network 1 Financial Securities, Inc. in connection with the Network 1 Offering. (24)

  10.33 Securities Purchase Agreement, dated April 27, 2004, between DynTek, Inc. and purchasers listed therein. (25)

  10.34 Registration Rights Agreement, dated April 27, 2004, between DynTek, Inc. and the purchasers listed herein. (25)

  10.35 Amended and Restated Convertible Term Note, dated May 3, 2004, made by DynTek, Inc. in favor of Laurus Master Funds, Ltd. ("Laurus Funds") (25)

  10.36 Form of Common Stock Purchase Warrant, dated May 3, 2004, made by DynTek, Inc, in favor of Laurus Funds for 625,000 shares of common stock. (25)

  10.37 Amended Registration Rights Agreement, dated May 3, 2004, by and between DynTek, Inc. and Laurus Funds. (25)

  10.38     Amended Loan Agreement with Systran (28)

   21       Subsidiaries of DynTek, Inc. (8)

  23.1      Consent of Marcum & Kliegman LLP

  23.2      Consent of Grassi & Co., P.C.

  23.3 Consent of Nixon Peabody LLP (contained in the opinion filed as Exhibit 5) (27)

  1. Incorporated by reference, filed as an Exhibit to DynTek, Inc.'s Current Report on Form 8-K, filed on December 6, 1999.

  2. Incorporated by reference, filed as an Exhibit to DynTek, Inc.'s Amendment No. 1 to Registration Statement on Form S-4, filed on July 13, 2000 (File No. 333-36044).

  3. Incorporated by reference, filed as an Exhibit to DynTek, Inc.'s Current Report on Form 8-K, filed May 2, 2001.

  4. Incorporated by reference, filed as an exhibit to Amendment No. 2 to DynTek, Inc.'s Registration Statement on Form S-1 filed on November 10, 1992 (File No. 333-50426).

  5. Incorporated by reference, filed as an exhibit to Amendment No. 1 to DynTek, Inc.'s Registration Statement on Form S-1 filed on October 13, 1992 (File No. 333-50426).

  6. Incorporated by reference, filed as an exhibit to Amendment No. 4 to DynTek, Inc.'s Registration Statement on Form S-1 filed on December 4, 1992 (File No. 333-50426).

  7. Incorporated by reference, filed as an exhibit to Amendment No. 5 to DynTek, Inc.'s Registration Statement on Form S-1 filed on December 8, 1992 (File No. 333-50426).

  8. Incorporated by reference, filed as an Exhibit to DynTek, Inc.'s Current Report on Form 8-K, filed on January 11, 2001.

  9. Incorporated by reference, filed as an Exhibit to DynTek, Inc.'s Current Report on Form 8-K, filed on April 17, 2001.

  10. Incorporated by reference, filed as an Exhibit to DynTek, Inc.'s Registration Statement on Form S-4, filed on May 1, 2000 (File No. 333-36044).

  11. Incorporated by reference, filed as an exhibit to DynTek, Inc.'s Quarterly Report on Form 10-Q, filed on December 24, 1998.

  12. Incorporated by reference, filed as Annex D to DynTek, Inc.'s definitive Proxy Statement for Special Meeting of Stockholders, filed November 6, 2001.

  13. Incorporated by reference, filed as an Exhibit to DynTek, Inc.'s Annual Report on Form 10-K/A, filed on October 27, 2000.

  14. Incorporated by reference, filed as an Exhibit to DynTek, Inc.'s Annual Report on Form 10-K, filed October 7, 2003.

  15. Incorporated by reference, filed as an Exhibit to DynTek, Inc.'s Quarterly Report of Form 10-Q, filed on December 31, 2000.

  16. Incorporated by reference, filed as an Exhibit to DynTek, Inc.'s Current Report on Form 8-K, filed March 25, 2003.

  17. Incorporated by reference, filed as an Exhibit to DynTek, Inc.'s Current Report on Form 8-K, filed July 9, 2003.

  18. Incorporated by reference, filed as an Exhibit to DynTek, Inc.'s Quarterly Report on Form 10-Q, filed November 14, 2003.

  19. Incorporated by reference, filed as an Exhibit to DynTek, Inc.'s Current Report on Form 8-K, filed January 7, 2002.

  20. Incorporated by reference, filed as an Exhibit to DynTek, Inc.'s Current Report on Form 8-K, filed August 23, 2002.

  21. Incorporated by reference, filed as an Exhibit to DynTek, Inc.'s Current Report on Form 8-K, filed December 10, 2003.

  22. Incorporated by reference, filed as an Exhibit to DynTek, Inc.'s Quarterly Report on Form 10-Q, filed February 20, 2003.

  23. Incorporated by reference, filed as an Exhibit to DynTek, Inc.'s Current Report on Form 8-K, filed February 3, 2004.

  24. Incorporated by reference, filed as an Exhibit to DynTek, Inc.'s Current Report on Form 8-K, filed April 1, 2004.

  25. Incorporated by reference, filed as an Exhibit to DynTek, Inc.'s Current Report on Form 8-K, filed May 3, 2004.

  26. Incorporated by reference, filed as Annex A to DynTek, Inc.'s definitive proxy statement for Special Meeting of Stockholders, filed June 17, 2004

  27. Incorporated by reference, filed as an Exhibit to DynTek, Inc.'s Registration Statement on Form S-1/A (File No. 333-112555), filed April 2, 2004.

  28. Incorporated by reference, filed as an Exhibit to DynTek, Inc.'s Annual Report on Form 10-K, filed September 28, 2004.